Exhibit 23.1

November 14, 2003

ClubCorp, Inc.

3030 LBJ Freeway, Suite 700

Dallas, Texas 75234

Ladies and Gentlemen:

I consent to the reference to myself as having passed on the validity of such shares of Common Stock under the caption “Legality” in the summary plan description and prospectus used in connection with the Registration Statement of the Company on Form S-8. In giving this consent, I do not admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Thomas T. Henslee

Thomas T. Henslee